EXHIBIT 10.3

MANAGEMENT SERVICES AGREEMENT

     This Management Services Agreement (the “Agreement”) is entered into this 8th day of February, 2005, by and between Sunair Electronics, Inc., a Florida corporation (the “Company”) and RPC Financial Advisors, LLC, a Florida limited liability company (the “Manager”). Notwithstanding anything stated herein to the contrary, this Agreement shall not be of any legal force and effect unless the Company consummates the transactions contemplated by that certain Purchase Agreement, dated November 17, 2004, by and between the Company and Coconut Palm Capital Investors II, Ltd. (“Coconut Palm”), an affiliate of the Manager (the “Purchase Agreement”).

W I T N E S S E T H

     WHEREAS, in accordance with the terms of the Purchase Agreement, Coconut Palm has agreed to purchase and the Company has agreed to sell: (i) 3,000,000 Units (as defined in the Purchase Agreement) at a purchase price of $5.00 per Unit for an aggregate purchase price of $15,000,000, on or before the First Closing Date (as defined in the Purchase Agreement, and for purposes of this Agreement, the “Effective Date”); and (ii) if elected by Coconut Palm, an additional 2,000,000 Units at a purchase price of $5.00 per Unit for an aggregate purchase price of up to $10,000,000 if all 2,000,000 Units are purchased, on or before the Second Closing Date (as defined in the Purchase Agreement). For purposes of this Agreement, the aggregate purchase price paid by the Purchaser on the First Closing Date, and, if applicable, the Second Closing Date, is hereinafter referred to as the “Purchase Price”; and

     WHEREAS, in accordance with the terms of the Purchase Agreement, the Company has agreed to enter into this Agreement pursuant to which the Manager will provide certain Management Services to the Company as defined herein below.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

     1. Management Services. Subject to the oversight and review by the Company’s Board of Directors, the Manager hereby agrees to provide the Company with the following management services (the “Management Services”):

          (a) establishing certain office, accounting and administrative procedures;

          (b) assisting the Company in trying to obtain financing relating to business operations and acquisitions;

          (c) helping the Company in developing and implementing advertising, promotional and marketing programs;

          (d) advising the Company with respect to securities matters as well as future acquisitions and dispositions;

          (e) assisting the Company in developing tax planning strategies;

          (f) formulating risk management policies; and

          (g) providing such other services as may be reasonably requested by the Company and may be agreed to by the Manager.

     2. Standard of Care. Manager hereby covenants with the Company to:

          (a) perform or take (or cause to be performed or taken) its functions, responsibilities and duties hereunder in a professional, competent and efficient manner;

          (b) carry out its duties as Manager fairly, honestly, in good faith and in the best interests of the Company;

          (c) exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in comparable circumstances; and

          (d) perform the Management Services to the satisfaction of the Company and give the Company full and prompt cooperation in the performance of all aspects of the Management Services.

     3. Management Fee and Reimbursement of Costs.

          (a) Management Fee.

     (i) Commencing on the later of the Effective Date or January 15, 2005, and for the first year thereafter (the “Initial Management Term”), the Company shall pay the Manager a management fee in the aggregate amount of 1/16 times the Purchase Price, which shall be payable in equal monthly installments (the “Monthly Management Fee”). Subject to review and approval by the Company’s Board of Directors, the Company shall pay the Monthly Management Fee within twenty (20) business days following each monthly period during the Initial Management Term. For purposes of illustration and not limitation: (x) if the Purchase Price for the Initial Units and Additional Units purchased by Coconut Palm pursuant to the Purchase Agreement is equal to Ten Million Dollars ($10,000,000.00), the management fee for the Initial Management Term shall be an amount equal to Six Hundred Twenty Five Thousand Dollars ($625,000.00), and the Monthly Management Fee paid by the Company to the Manager during the Initial Management Term shall be an amount equal to Fifty Two Thousand Eighty Three Dollars ($52,083.00); and (y) if the Initial Management Term commences on January 15, 2005, the first Monthly Management Fee installment shall be due within twenty (20) business days after February 15, 2005.

     (ii) Following the Initial Management Term, and during the remainder of the term of this Agreement, the Company shall pay the Manager an annual management fee in an amount equal to 1% of the gross revenues from operations of the Company, excluding any revenues received by the Company from the Non-Core Assets and/or Core Assets of the Company, as such terms are defined in the Purchase Agreement

(the “Annual Management Fee”) for the period ending June 30th of each calendar year (the “Annual Management Term”). The Annual Management Fee for the first Annual Management Term shall be prorated from the end of the Initial Management Term through June 30, 2006. The Annual Management Fee shall be calculated by the Manager and delivered to the Company within forty five (45) business days following each Annual Management Term. Subject to review and approval by the Company’s Board of Directors, the Company shall pay the Annual Management Fee within twenty (20) business days after its receipt thereof.

          (b) Reimbursement of Costs. The Manager shall be reimbursed for all reasonable out-of-pocket costs, fees or expenses incurred, or expenditures made in connection with the performance by the Manager of its duties hereunder. Except for the management fee and the reimbursement of such costs, fees and expenses pursuant to this Section 3, there shall be no fees or other sums paid to Manager for the services provided by Manager during the term hereof.

     4. Other Interests and Conflicts. The parties recognize that certain officers and directors of the Manager will also serve as directors of the Company. The Manager is engaged directly and through its affiliates in various investment-related businesses. Nothing in this Agreement is intended to preclude the Manager and its affiliates from engaging in or possessing an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, including the acquisition, management, operation and sale of businesses similar to the business of the Company.

     5. Term and Termination.

          (a) Term. This Agreement shall commence as of the Effective Date and shall continue for an initial term of five (5) years. At the end of the initial five-year period, this Agreement shall be automatically renewed for successive one (1) year terms, unless terminated by either party upon thirty (30) days notice.

          (b) Termination. This Agreement may be terminated at any time, upon the mutual written agreement of the parties hereto. In addition, either party may terminate this Agreement for cause in the event the other party materially breaches its duties and obligations under the terms of this Agreement or is in default of any of its obligations hereunder, which breach or default is incapable of cure, or if capable of being cured, has not been cured within thirty (30) days after receipt of written notice from the non-defaulting party or within such additional period of time as the non-defaulting party may authorize in writing. In order to determine whether the Manager has materially breached or is in default of any of its duties and obligations hereunder, a two thirds (2/3) vote of the Independent Members of the Board of Directors of the Company shall be required, which for purposes of this Agreement shall mean a determination by all of the members of the Board of Directors of the Company other than Richard C. Rochon and Mario B. Ferrari.

     6. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given if sent by registered or certified mail, first class postage prepaid, return receipt requested, to the address of such parties set forth below or such other future address as may be specified by any party by notice to all of the other parties. Such communications may also be given by personal delivery, by facsimile or by regular mail, but shall be effective only if and when actually received.

If to the Company, at:

Sunair Electronics, Inc.
3005 SW 3rd Ave.
Fort Lauderdale, FL 33315-3312

Fax:___________________________

If to Manager, at:

RPC Financial Advisors, LLC
555 South Federal Highway
Boca Raton, FL 33432

Fax: 561-955-7333

     7. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon execution and delivery of a written agreement executed by the parties hereto.

     8. Miscellaneous.

          (a) Disputes. Any dispute, controversy or claim arising between the Manager and the Company arising out of or relating to this Agreement, including, without limitation, any question regarding the Monthly Management Fee or any Annual Management Fee, or the existence, validity, termination, interpretation of any term hereof or either party’s performance obligations hereunder shall be finally settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of the arbitration (the “Arbitration Rules”). The AAA shall be the appointing authority and responsible for administering any arbitration hereunder in accordance with the Arbitration Rules. The place of arbitration shall be in Broward County, Florida. The language of the arbitration shall be English. The arbitration shall be conducted by a single arbitrator who shall be a professional, legal or otherwise but shall not be, or have previously been, associated with any party to this Agreement (the “Arbitrator”). The arbitral award shall be final, binding and non-appealable. Any award rendered by the Arbitrator may be confirmed, judgment upon any award rendered may be entered and such award or the judgment thereon may be enforced or executed upon, by any court having jurisdiction over any of the parties or their respective assets. The Arbitrator’s award must be reasoned and issued in writing within thirty (30) days of the hearing, unless otherwise agreed to by the Manager and the Company.

          (b) Binding Effect and Assignment. The provisions hereof shall be binding upon, inure to the benefit of and shall be enforceable by the parties and their respective heirs, personal representatives, successors and permitted assigns. This Agreement may not be assigned without the prior written consent of the parties hereto.

          (c) Entire Agreement. This Agreement and the additional documents referenced herein merge all prior negotiations and agreements between the parties relating to the subject matter hereof and constitute the entire agreement between the parties relating to such subject matter. No prior or contemporaneous agreements, except as specified herein, written or oral, relating to such subject matter shall be binding.

          (d) Further Assurances. Each party hereto specifically covenants and agrees that it will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the provisions of this Agreement.

          (e) Counterparts. This Agreement may be executed simultaneously in multiple counterparts, all of which together shall constitute one and the same instrument.

          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Management Services Agreement to be signed by its duly authorized officer as of the date first written above.

SUNAIR ELECTRONICS, INC.
By:	/s/ James E. Laurent
	Name:	James E. Laurent
	Title:	President

RPC FINANCIAL ADVISORS, LLC
By:	/s/ Richard C. Rochon
	Name:	Richard C. Rochon
Title: